As filed with the Securities and Exchange Commission on June 7, 2017

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REAL GOODS SOLAR, INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	26-1851813 (I.R.S. Employer Identification No.)

110 16th Street, 3rd Floor

Denver, Colorado 80202

(303) 222-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan Fine

Real Goods Solar, Inc.

110 16th Street, 3rd Floor

Denver, Colorado 80202

(303) 222-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Rikard Lundberg, Esq.

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202

(303) 223-1100

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A common stock, par value $.0001 per share under Series A, Series C, and Series I Warrants	616,684	$1.27	$783,189
Class A common stock, par value $.0001 per share under Series M Warrants	1,800,000	$2.40	$4,320,000
Class A common stock, par value $.0001 per share under Series K Warrants	3,710,000	$3.10	$11,501,000
Class A common stock, par value $.0001 per share under Series F Warrants	720	$744.00	$535,680
Total	6,127,404		$17,139,869	$1,986.51

(1)	Consists of shares of Class A common stock issuable upon exercise of warrants issued pursuant to the applicable Securities Purchase Agreement. This Registration Statement also relates to an indeterminate number of shares of the registrant’s Class A common stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”).

(2)	The warrants are exercisable into shares of Class A common stock at a current exercise price per share as indicated in the table and may be exercised in a cashless exercise under certain circumstances. The exercise price of the warrants and the number of shares underlying the warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Class A Common Stock.

(3)	Calculated pursuant to Rule 457(o), based on the Proposed Maximum Aggregate Offering Price.

(4)	Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting the registration fee due under this Registration Statement by $1,986.51 with $1,228.47 remaining to be applied to future filings, which represents the registration fee previously paid with respect to all of the unsold securities under the Registration Statement on Form S-3 (File No. 333-210842), initially filed on April 20, 2016 and withdrawn from registration on May 13, 2016. Accordingly, the filing fee due in connection with this filing is $0.00.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 7, 2017

PRELIMINARY PROSPECTUS

REAL GOODS SOLAR, INC.

6,127,404 shares of Class A Common Stock

We are offering up to 6,127,404 shares of Class A common stock of Real Goods Solar, Inc. (“Common Stock”) upon exercise of existing Series A Warrants, Series C Warrants, Series F Warrants, Series I Warrants, Series K Warrants, and Series M Warrants (collectively, the “Warrants”). The Warrants were originally issued pursuant to an effective registration statement on Form S-3 File No. 333-193718 filed on February 3, 2014 (the “Original Registration Statement”), which was declared effective on February 10, 2014 and expired on February 10, 2017 pursuant to Rule 415(a)(5) under the Securities Act of 1933 (the “Securities Act”). On February 9, 2017, Form S-3 File No. 333-215985 was filed to replace the Original Registration Statement and trigger the grace period afforded by Rule 415(a)(5) so that securities covered by the Original Registration Statement could continue to be offered and sold during the grace period in accordance with Rule 415(a)(5) and Rule 415(a)(6). The table below indicates the current exercise price and number of shares of Common Stock the Warrants are exercisable for (as adjusted for the Reverse Stock Splits (as defined below) and other adjustments under the terms of the Warrants, as applicable), the issuance date(s), and expiration date(s) of the Warrants by Series.

Warrant Series	Current Exercise Price	Number of Shares	Issuance Date(s)	Expiration Date(s)
Series A	$1.27	2	February 26, 2015	August 26, 2020
Series C	$1.27	7	February 26, 2015	August 26, 2020
Series F	$744.00	720	June 30, 2015 or July 1, 2015	December 30, 2020 or January 2, 2020
Series I	$1.27	616,675	December 13, 2016	December 13, 2021
Series K	$3.10	3,710,000	February 6, 2017	February 7, 2022
Series M	$2.40	1,800,000	February 9, 2017	February 9, 2022

We will receive proceeds from payments in cash of the exercise price of the Warrants. If all of the Warrants are exercised for cash, we will receive total proceeds, before expenses, of $17,139,869. If at any time after there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the issuance or resale of the shares of our Common Stock issuable upon exercise of the Warrants, the Warrants may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time.

Our Common Stock is quoted on The Nasdaq Capital Market under the symbol “RGSE.” On June 6, 2017, the last reported sale price of our Common Stock was $0.88 per share.

Investing in our securities involves certain risks. See “RISK FACTORS” beginning on page 5 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 7, 2017.

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ABOUT THIS PROSPECTUS

Except where the context requires otherwise, in this prospectus the terms “Company,” “our company,” “Real Goods Solar,” “we,” “us,” and “our” refer to Real Goods Solar, Inc., a Colorado corporation, and where appropriate, its direct and indirect subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information or to make any representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.”

We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents and information incorporated by reference into this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, are accurate only as of their respective dates, regardless of time of delivery of this prospectus or of any sale of the shares. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus and the information incorporated herein by reference contain trademarks, tradenames, service marks, and service names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: our ability to implement our revenue growth strategy; our history of operating losses; our ability to achieve profitability; our ability to generate breakeven cash flow to fund our operations; our success in implementing our plans to increase future sales, and installations and revenue; restrictions on certain transactions and potential premiums and penalties under our outstanding warrants; rules, regulations and policies pertaining to electricity pricing and technical interconnection of customer-owned electricity generation such as net energy metering; the continuation and level of government subsidies and incentives for solar energy; our failure to timely or accurately complete financing paperwork on behalf of customers; the adoption and general demand for solar energy; the impact of a drop in the price of conventional energy on demand for solar energy systems; existing and new regulations impacting solar installations including electric codes;

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delays or cancellations for system installations where revenue is recognized on a percentage-of-completion basis; seasonality of customer demand and adverse weather conditions inhibiting our ability to install solar energy systems; changing and updating technologies and the issues presented by these new technologies related to customer demand and our product offering; geographic concentration of revenue from the sale of solar energy systems in Hawaii and east coast states, loss of key personnel and ability to attract necessary personnel; loss or suspension of licenses required for installation of solar energy systems; adverse outcomes arising from litigation and legal disputes to which we may be subject from time to time; our failure to accurately predict future warranty claims; the outcome of a dispute with a customer of our former Commercial segment related to remedial work; the possibility that our insurance carrier seeks reimbursement of legal expenses up to $1.5 million in connection with a now closed U.S. Securities and Exchange Commission investigation related to our July 2014 private placement; our ability to continue to obtain services and components from suppliers, installers and other vendors; disruption of our supply chain from equipment manufacturers and potential shortages of components for solar energy systems; factors impacting the timely installation of solar energy systems; competition; costs associated with safety and construction risks; continued access to competitive third party financiers to finance customer solar installations; increases in interest rates and tightening credit markets; our ability to meet customer expectations; risks and liabilities associated with placing employees and technicians in our customers’ homes and businesses; product liability claims; future data security breaches, or our inability to protect personally identifiable information or other information about our customers; failure to comply with the director independence standards of the U.S. Securities and Exchange Commission and the Nasdaq Capital Market; our inability to maintain effective disclosure controls and procedures and internal control over financial reporting; volatile market price of our Class A common stock; possibility of future dilutive issuances of securities and its impact on our ability to obtain additional financing; the low likelihood that we will pay any cash dividends on our Class A common stock for the foreseeable future; compliance with public reporting requirements; anti-takeover provisions in our organizational documents; the terms of our outstanding warrants to purchase Class A common stock and securities purchase agreements in connection with past offerings which limit our ability to enter into certain transactions or obtain financing, and which could result in our paying premiums or penalties to the holders of outstanding warrants; an increase in our cost of materials that could arise if the United States imposes trade remedies on imported crystalline silicon photovoltaic cells and modules; and such other factors as discussed throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2016 and Part I, Item 2, Management’s Discussion and Analysis of Financial Conditions and Results of Operations and Part II, Item 1A, Risk Factors included in our Quarterly Report on Form 10-Q for the period ended March 31, 2017.

Any forward-looking statement made by us in this prospectus and the documents incorporated by reference herein is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should read this summary in conjunction with, and the summary is qualified in its entirety by, the more detailed information contained elsewhere, or incorporated by reference, in this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the additional information described under “Where You Can Find More Information” and the information under “Risk Factors.”

Overview of our Company

We are a residential and commercial solar energy engineering, procurement and construction firm. We also perform most of our own sales and marketing activities to generate leads and secure projects. We offer turnkey services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty. Our solar energy systems use high-quality solar photovoltaic modules. We use proven technologies and techniques to help customers achieve savings by reducing their utility costs. In addition, we help customers lower their emissions output and reliance upon fossil fuel energy sources.

We, including our predecessors, have more than 39 years of experience in residential solar energy and trace our roots to 1978, when Real Goods Trading Corporation sold the first solar photovoltaic panels in the United States. We have designed and installed over 25,000 residential and commercial solar systems since our founding.

During 2014, we discontinued our entire former Commercial segment and sold the assets associated with our catalog segment (a portion of the Other segment). As a result of this major strategic shift, we now operate as three reportable segments: (1) Residential – the installation of solar energy systems for homeowners, including lease financing thereof, and for small businesses (small commercial) in the continental U.S.; (2) Sunetric – the installation of solar energy systems for both homeowners and business owners (commercial) in Hawaii; and (3) Other – catalog, for 2014, and corporate operations.

Our executive offices are located at 110 16th Street, 3rd Floor, Denver, CO 80202. Our telephone number is (303) 222-8300. Our website is www.rgsenergy.com. The information on our website is not intended to be a part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our securities. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

Reverse Stock Splits

On May 17, 2015, we consummated a reverse stock split of all outstanding shares of our Common Stock at a ratio of one-for-20, whereby 20 shares of Common Stock were combined into one share of Common Stock (the “2015 Reverse Stock Split”). The 2015 Reverse Stock Split was previously authorized by a vote of our shareholders on May 12, 2015. We did not decrease our authorized shares of capital stock in connection with the 2015 Reverse Stock Split.

On June 2, 2016, we consummated a reverse stock split of all outstanding shares of our Common Stock at a ratio of one-for-20, whereby 20 shares of Common Stock were combined into one share of Common Stock (the “2016 Reverse Stock Split”). The 2016 Reverse Stock Split was previously authorized by a vote of our shareholders on May 27, 2016. We did not decrease our authorized shares of capital stock in connection with the 2016 Reverse Stock Split.

On January 25, 2017, we consummated a reverse stock split of all outstanding shares of our Common Stock at a ratio of one-for-30, whereby 30 shares of Common Stock were combined into one share of Common Stock (the “2017 Reverse Stock Split” and together with the 2015 Reverse Stock Split and the 2016 Reverse Stock Split, collectively, the “Reverse Stock Splits”). The 2017 Reverse Stock Split was previously authorized by a vote of our shareholders on January 23, 2017. We did not decrease our authorized shares of capital stock in connection with the 2017 Reverse Stock Split.

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Unless indicated otherwise, all exercise prices and share amounts set forth in this prospectus are presented to reflect the Reverse Stock Splits and other adjustments under the terms of the Warrants, as applicable.

The Offering

Class A Common Stock offered	Warrant Series	Number of shares
	Series A	2
	Series C	7
	Series F	720
	Series I	616,675
	Series K	3,710,000
	Series M	1,800,000
	Total	6,127,404

Class A Common Stock outstanding before this offering	7,480,906 shares as of June 6, 2017

Class A Common Stock outstanding after this offering (assuming full exercise of the warrants)	13,608,310 shares

Warrant Exercise Terms	The Series A and Series C Warrants may be exercised, in whole or in part, upon the election of the holder at any time and until August 26, 2020 at a current exercise price of $1.27 per share.

The Series F Warrants may be exercised, in whole or in part, upon the election of the holder at any time and until December 30, 2020 or January 2, 2020, depending on the date of issuance, at a current exercise price of $744.00 per share.

The Series I Warrants may be exercised, in whole or in part, upon the election of the holder at any time and until December 13, 2021 at a current exercise price of $1.27 per share.

The Series K Warrants may be exercised, in whole or in part, upon the election of the holder at any time and until February 7, 2022 at an initial and current exercise price of $3.10 per share.

The Series M Warrants may be exercised, in whole or in part, upon the election of the holder at any time and until February 9, 2022 at an initial and current exercise price of $2.40 per share.

The Warrants may be exercised in a cashless exercise under certain circumstances. See the section entitled “Description of the Transaction – Description of the Warrants.”

Use of proceeds	General corporate purposes. See the section entitled “Use of Proceeds.”

Nasdaq Capital Market symbol	RGSE

Risk factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 5 of this prospectus, in deciding whether or not to invest in our Common Stock.

Plan of distribution	From time to time after the date of this prospectus, we will directly offer and issue the shares of Common Stock issuable under the warrants to the warrant holders upon the exercise of the warrants in accordance with their terms. See the section entitled “Plan of Distribution” for a complete description of the manner in which the shares registered hereby may be distributed.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully read and consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including, without limitation, the risk factors in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are on file with the SEC. If any of the risks listed in our most recent Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or any of the following risks actually occur, our business, financial condition, or results of operations could suffer. In that case, the market price of our Common Stock offered by this prospectus could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also have a material adverse effect on our business.

Management will have broad discretion as to the use of the net proceeds from this offering, and Real Goods Solar may not use the proceeds effectively.

Real Goods Solar’s management will have broad discretion as to the application of the net proceeds from this offering. Real Goods Solar’s shareholders may not agree with the manner in which Real Goods Solar’s management chooses to allocate and spend the net proceeds. Moreover, Real Goods Solar’s management may use the net proceeds for corporate purposes that may not increase Real Goods Solar’s profitability or market value.

Certain investors in this offering will experience immediate and substantial dilution.

The exercise price for the shares issuable upon exercise of many of the Warrants pursuant to this prospectus is substantially higher than the net tangible book value per share of Common Stock. Therefore, if you exercise your warrants and purchase the underlying shares of Common Stock in this offering, you may incur immediate and substantial dilution in the net tangible book value per share of Common Stock from the price per share that you pay for the securities. Based on the sale of 720 shares at an exercise price of $744.00 per shares in this offering pursuant to the Series F Warrants, you will suffer immediate dilution of approximately $741.72 per share in the net tangible book value of the Common Stock. Based on the sale of 3,710,000 shares at an exercise price of $3.10 per shares in this offering pursuant to the Series K Warrants, you will suffer immediate dilution of approximately $0.59 per share in the net tangible book value of the Common Stock. Based on the sale of 1,800,000 shares at an exercise price of $2.40 per shares in this offering pursuant to the Series M Warrants, you will suffer immediate dilution of approximately $0.15 per share in the net tangible book value of the Common Stock. Moreover, Real Goods Solar has a substantial number of stock options and warrants to purchase Common Stock outstanding. If the holders of outstanding options and warrants exercise those options and warrants at prices below the exercise price, you will incur further dilution.

The exercise price of the warrants is not an indication of Real Goods Solar’s value.

The exercise prices of the Warrants of between $1.27 and $744.00 per share does not bear any relationship to the book value of Real Goods Solar’s assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the exercise price as an indication of the value of the Common Stock. At the date of filing of the registration statement of which this prospectus is a part, our Common Stock traded at a per share price below the exercise prices of the Warrants. In the future, our Common Stock may trade at prices above or below the exercise prices of the Warrants.

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DESCRIPTION OF THE TRANSACTION

Registered Offerings

February 2015 Offering

On February 26, 2015, pursuant to a Securities Purchase Agreement, dated February 23, 2015, between Real Goods Solar, Inc. and the investor party thereto, the Company closed an offering and sale of units consisting of: (i) one share of Common Stock; (ii) a Series A Warrant to purchase shares of Common Stock equal to 50% of the sum of the number of shares of Common Stock purchased as part of the units plus, the number of shares of Common Stock issuable upon exercise in full of the Series E Warrants (without regard to any limitations on exercise); (iii) a Series B Warrant to purchase shares of Common Stock for a stated amount equal to the investor’s pro rata share of $8,000,000 based on the purchase price paid by each investor for the units; (iv) a Series C Warrant to purchase up to 50% of that number of shares of Common Stock actually issued upon exercise of the Series B Warrant; and (v) a Series D Warrant to purchase additional shares of Common Stock in an amount determined on a future reset date after the issuance of the Series D Warrant. In addition, in the event that an investor, together with certain affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after the closing of the offering as a result of its purchase of Units, the Company issued to such investor shares of Common Stock in an amount up to such 4.99% cap and a Series E Warrant to purchase the balance of the shares of Common Stock the investor would have received at closing but for the 4.99% cap. On February 27, 2015, the Company closed the related offering of units to public investors. The purchase price for each unit was $0.50. The Company offered and sold the units, the shares of Common Stock and the warrants issued as part of the units, and the shares of Common Stock issuable upon exercise of the warrants issued as part of the units pursuant to an effective registration statement on Form S-3 (File No. 333-193718). The shares of Common Stock issuable upon exercise of the Series A Warrants, the Series B Warrants, the Series C Warrants, the Series D Warrants, and the Series E Warrants are also registered on the same registration statement. The Company received net proceeds of approximately $2.75 million at the closing, after deducting commissions to the placement agent and estimated offering expenses payable by the Company associated with the offering. In addition, the Company received approximately $800,000 of additional proceeds upon the exercise of Series B Warrants in connection with the closing of the offering.

June/July 2015 Offering

On June 30, 2015, pursuant to a Securities Purchase Agreement, dated June 26, 2015, between Real Goods Solar, Inc. and the investors party thereto, the Company completed $4.1 million of a $5 million offering of units consisting of Common Stock and Series F Warrants to purchase 30% of one share of Common Stock at a purchase price per unit of $3.65. On July 1, 2015, the Company completed the remaining $900,000 of the offering and sale of units. The Company offered and sold the units, the shares of Commons Stock and the Series F Warrants issued as part of the units, and the shares of Common Stock issuable upon exercise of the Series F warrants issued as part of the Units pursuant to an effective registration statement on Form S-3 (File No. 333-193718). The shares of Common Stock issuable upon exercise of the Series F Warrants are also registered on the same registration statement. At the two closings, the Company issued an aggregate of 1,369,864 shares of Common Stock to investors or into escrow and Series F Warrants exercisable into 410,969 shares of Common Stock to investors (these figures do not reflect the 2016 Reverse Stock Split or the 2017 Reverse Stock Split). The Company received net proceeds of approximately $4.4 million after both closings, after deducting commissions to the placement agent and estimated offering expenses payable by the Company associated with the offering.

December 2016 Offering

On December 13, 2016, pursuant to a Securities Purchase Agreement, dated December 8, 2016, between Real Goods Solar, Inc. and the investors party thereto, the Company closed an offering and sale of units consisting of shares of Common Stock and Series I Warrants to purchase shares of Common Stock. As a result, the Company issued 18,499,998 shares of Common Stock and Series I Warrants to purchase 18,499,998 shares of Common Stock (these figures do not reflect the 2017 Reverse Stock Split). The purchase price for a unit was $0.22. The Company offered and sold the units, and the shares of Commons Stock and the Series I Warrants issued as part of the units, pursuant to an effective registration statement on Form S-3 (File No. 333-193718). The shares of Common Stock issuable upon exercise of the Series I Warrants are also registered on the same registration statement. The Company received net proceeds of approximately $3.6 million at the closing, after deducting commissions to the placement agents and estimated offering expenses payable by the Company associated with the offering.

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February 2017 Offerings

On February 6, 2017, pursuant to a Securities Purchase Agreement, dated February 1, 2017, between Real Goods Solar, Inc. and the investors party thereto, the Company closed an offering and sale of (a) units, “February 6 Primary Units,” each consisting of one share of Common Stock and a Series K Warrant to purchase one share of Common Stock, and (b) units, “February 6 Alternative Units,” each consisting of a prepaid Series L Warrant to purchase one share of Common Stock, and a Series K Warrant. As a result, the Company issued 2,096,920 shares of Common Stock, Series K Warrants to purchase 3,710,000 shares of Common Stock, and Series L Warrants to purchase 1,613,080 shares of Common Stock. The purchase price for a February 6 Primary Unit was $3.10 and the purchase price for a February 6 Alternative Unit was $3.09. The Company offered and sold the February 6 Primary Units and February 6 Alternative Units, the shares of Commons Stock and the Series K Warrants issued as part of the February 6 Primary Units, and the Series L Warrants and the Series K Warrants issued as part of the February 6 Alternative Units pursuant to an effective registration statement on Form S-3 (File No. 333-193718). The shares of Common Stock issuable upon exercise of the Series L Warrants and the Series K Warrants were also registered on the same registration statement. The Company received net proceeds of approximately $10.5 million at the closing, after deducting commissions to the placement agents and estimated offering expenses payable by the Company associated with the offering.

On February 9, 2017, pursuant to a Securities Purchase Agreement, dated February 7, 2017, between Real Goods Solar, Inc. and the investors party thereto, the Company closed an offering and sale of (a) units, “February 9 Primary Units,” each consisting of one share of Common Stock, and a Series M Warrant to purchase 75% of one share of Common Stock and (b) units, “February 9 Alternative Units,” each consisting of a prepaid Series N Warrant to purchase one share of Common Stock, and a Series M Warrant. As a result, the Company issued 1,650,000 February 9 Primary Units, 750,000 February 9 Alternative Units, 1,650,000 shares of Common Stock as part of the February 9 Primary Units, Series M Warrants to purchase 1,800,000 shares of Common Stock, and Series N Warrants to purchase 750,000 shares of Common Stock. The purchase price for a February 9 Primary Unit was $2.50 and the purchase price for a February 9 Alternative Unit was $2.49. The Company offered and sold the February 9 Primary Units and February 9 Alternative Units, the shares of Commons Stock and the Series M Warrants issued as part of the February 9 Primary Units, and the Series N Warrants and the Series M Warrants issued as part of the February 9 Alternative Units pursuant to an effective registration statement on Form S-3 (File No. 333-193718). The shares of Common Stock issuable upon exercise of the Series M Warrants and the Series N Warrants were also registered on the same registration statement. The Company received net proceeds of approximately $5.5 million at the closing, after deducting commissions to the placement agents and estimated offering expenses payable by the Company associated with the offering.

Description of the Warrants

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent. However, there is no established public trading market for the Warrants and Real Goods Solar does not expect one to develop.

The below descriptions of the terms of the Warrants are qualified in their entirety by the forms of Warrants attached hereto as Exhibits 4.2, 4.3, 4.4, 4.5 and 4.6, respectively.

Terms of the Series A Warrants

The Series A Warrants were initially issued to purchase shares of Common Stock equal to 50% of the sum of the number of shares of Common Stock purchased as part of the units sold in the February 2015 offering plus, the number of shares of Common Stock issuable upon exercise in full of the Series E Warrants (without regard to any limitations on exercise). The Series A Warrants were exercisable beginning on the six month anniversary after issuance and will expire five years following the initial exercisability date. The initial exercise price of the Series A Warrants was $0.50, subject to adjustments for stock splits and similar events. In addition, the Company may, with the consent of the “required holders” (as defined in the Series A Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. Also, if after issuance of the Series A Warrants the Company publicly announces the issuance or sale, issues or sells, or is deemed to have issued or sold, any shares of Common Stock for consideration per share less than the exercise price in effect

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at the time, then the exercise price then in effect shall be reduced to an amount equal to such per share consideration. Under certain circumstances, the holders of the Series A Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series A Warrant and the Company will not receive the exercise price. Upon the occurrence of certain “fundamental transactions” (as defined in the Series A Warrants) or if the Company is unable to obtain the shareholder approvals described below, the holders of the Series A Warrants may request that the Company purchase the Series A Warrants in cash for an amount equal to the Black Scholes value of the remaining unexercised portion of the Series A Warrants.

A holder may not exercise a Series A Warrant and the Company may not issue shares of Common Stock upon exercise of the Series A Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of Common Stock. At each holder’s option, the cap may be increased or decrease to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

The holders of the Series A Warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holders of the Series A Warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series A Warrants, on an “as if exercised for Common Stock” basis. The Series A Warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series A Warrants) unless the successor entity assumes all of the Company’s obligations under the Series A Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series A Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all our assets, certain tender offers and other transactions that result in a change of control.

Terms of the Series C Warrants

The Series C Warrants were initially issued to purchase up to 50% of that number of shares of Common Stock actually issued upon exercise of the holder’s Series B Warrant sold in the February 2015 offering, at an initial exercise price of $0.50 per share. In addition, the Company may, with the consent of the “required holders” (as defined in the Series C Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. The Series C Warrants were exercisable beginning on the six month anniversary after issuance and will expire five years following the initial exercisability date. Other than as described in this paragraph, the terms of the Series C Warrants are substantially the same as the terms of the Series A Warrants.

Terms of the Series F Warrants

The Series F Warrants were exercisable beginning on the six month anniversary after issuance and will expire five years following the initial exercisability date. The initial exercise price of the Series F Warrants was $4.20 per share, subject to adjustments for stock splits and similar events and a reset. In addition, the Company may, with the consent of the “required holders” (as defined in the Series F Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. The exercise price of the Series F Warrants was reset on July 10, 2015 to an amount equal to 85% of the arithmetic average of the three lowest volume weighted average price of the Common Stock during the period commencing on the date of the Securities Purchase Agreement the Series F Warrants were issued pursuant to and ending on, and including, July 9, 2015. The current exercise price of the Series F Warrants is $744.00 per share. Under certain circumstances, the holders of the Series F Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Warrant and the Company will not receive the exercise price.

A holder may not exercise a Series F Warrant and the Company may not issue shares of Common Stock upon exercise of the Series F Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of Common Stock. At each holder’s

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option, the cap may be increased or decrease to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

The holders of the Series F Warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holders of the Series F Warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series F Warrants, on an “as if exercised for Common Stock” basis. The Series F Warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series F Warrants) unless the successor entity assumes all of the Company’s obligations under the Series F Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series F Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all our assets, certain tender offers and other transactions that result in a change of control.

Terms of the Series I Warrants

The Series I Warrants were exercisable upon issuance and will remain exercisable until the fifth anniversary of the date of issuance. The initial exercise price of the Series I Warrants was $0.35 per share, subject to adjustments for stock splits and similar events and a reset. Since the exercise price in effect on April 1, 2017 of $10.50 was higher than the lowest daily volume weighted average price (as defined in the Series I Warrants) of the Common Stock on any trading day during the month of March 2017, the exercise price was reset to such lower price of $1.27. In addition, the Company may, with the consent of the “required holders” (as defined in the Series I Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. Under certain circumstances, the holders of the Series I Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series I Warrants and the Company will not receive the exercise price.

A holder may not exercise a Series I Warrant and the Company may not issue shares of Common Stock under a Series I Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of a set percentage of the outstanding shares of the Common Stock. The cap was set on the date of issuance at either 4.99% or 9.99%, at each holder’s election. If no election was made, the initial cap was set at 4.99%. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

The holders of the Series I Warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holders of the Series I Warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series I Warrants, on an “as if exercised for Common Stock” basis. The Series I Warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series I Warrants) unless the successor entity assumes all of the Company’s obligations under the Series I Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series I Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all of the Company’s assets, certain tender offers and other transactions that result in a change of control.

Terms of the Series K Warrants

The Series K Warrants were exercisable upon issuance and will remain exercisable until the fifth anniversary of the date of issuance. The initial exercise price of the Series K Warrants was $3.10 per share, subject to adjustments for stock splits and similar events. In addition, the Company may, with the consent of the “required holders” (as defined in the Series K Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. Under certain circumstances, the holders of the Series K Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series K Warrants and the Company will not receive the cash exercise price.

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A holder may not exercise a Series K Warrant and we may not issue shares of Common Stock under a Series K Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of a set percentage of the outstanding shares of our Common Stock. The cap was set on the date of issuance at either 4.99% or 9.99%, at each holder’s election. If no election was made, the initial cap was set at 4.99%. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to us.

The holders of the Series K Warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holders of the Series K Warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series K Warrants, on an “as if exercised for Common Stock” basis. The Series K Warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series K Warrants) unless the successor entity assumes all of the Company’s obligations under the Series K Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series K Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all of the Company’s assets, certain tender offers and other transactions that result in a change of control.

Terms of the Series M Warrants

The Series M Warrants were exercisable upon issuance and will remain exercisable until the fifth anniversary of the date of issuance. The initial exercise price of the Series M Warrants was $2.40 per share, subject to adjustments for stock splits and similar events. In addition, the Company may, with the consent of the “required holders” (as defined in the Series M Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. Under certain circumstances, the holders of the Series M Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series M Warrants and the Company will not receive the cash exercise price.

A holder may not exercise a Series M Warrant and we may not issue shares of Common Stock under a Series M Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of a set percentage of the outstanding shares of our Common Stock. The cap was set on the date of issuance at either 4.99% or 9.99%, at each holder’s election. If no election was made, the initial cap was set at 4.99%. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to us.

The holders of the Series M Warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holders of the Series M Warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series M Warrants, on an “as if exercised for Common Stock” basis. The Series M Warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series M Warrants) unless the successor entity assumes all of the Company’s obligations under the Series M Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series M Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all of the Company’s assets, certain tender offers and other transactions that result in a change of control.

USE OF PROCEEDS

If all of the Warrants are exercised for cash (assuming no additional exercise price adjustments), we estimate that the total net proceeds of such exercises, after deducting estimated expenses of this offering of approximately $25,000, would be approximately $17.1 million, which we will use for working capital and other general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular

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uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds

If at any time after the Warrants are exercisable there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the issuance or resale of the shares of our Common Stock issuable upon exercise of the Warrants, the Warrants may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time.

We will bear all costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DILUTION

Dilution is the amount by which the exercise price paid by the holders of the warrants to purchase the underlying shares of Common Stock sold in this offering will exceed the as-adjusted net tangible book value per share of Common Stock after the offering.

Net tangible book value per share of Common Stock as of a particular date represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of Common Stock outstanding as of such date. As of March 31, 2017 our net tangible book value was approximately $16.5 million, or $2.21 per share of Common Stock. Purchasers of our Common Stock upon exercise of warrants in this offering will experience substantial and immediate dilution in net tangible book value per share of Common Stock for financial accounting purposes, as illustrated in the following tables. The tables assume that all of the Warrants are exercised for cash and are based on there being 7,480,906 shares of Common Stock outstanding as of June 6, 2017.

Series A Warrants and Series C Warrants

Exercise price per share for the Series A and Series C Warrants	$1.27
Net tangible book value per share as of March 31, 2017	$2.21
Increase in as-adjusted net tangible book value per share attributable to purchasers of Common Stock pursuant to the Series A and Series C Warrants in this offering	$0.00
Adjusted net tangible book value per share after giving effect to the purchase of Common Stock pursuant to the Series A and Series C Warrants in this offering	$2.21
(Increase) Immediate dilution in net tangible book value per share to purchasers of Common Stock pursuant to the Series A and Series C Warrants in this offering	$(0.94)

Series F Warrants

Exercise price per share for the Series F Warrants	$744.00
Net tangible book value per share as of March 31, 2017	$2.21
Increase in as-adjusted net tangible book value per share attributable to purchasers of Common Stock pursuant to the Series F Warrants in this offering	$0.07
Adjusted net tangible book value per share after giving effect to the purchase of Common Stock pursuant to the Series F Warrants in this offering	$2.28
Immediate dilution in net tangible book value per share to purchasers of Common Stock pursuant to the Series F Warrants in this offering	$741.72

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Series I Warrants

Exercise price per share for the Series I Warrants	$1.27
Net tangible book value per share as of March 31, 2017	$2.21
Increase in as-adjusted net tangible book value per share attributable to purchasers of Common Stock pursuant to the Series I Warrants in this offering	$0.07
Adjusted net tangible book value per share after giving effect to the purchase of Common Stock pursuant to the Series I Warrants in this offering	$2.14
(Increase) Immediate dilution in net tangible book value per share to purchasers of Common Stock pursuant to the Series I Warrants in this offering	$(0.87)

Series K Warrants

Exercise price per share for the Series K Warrants	$3.10
Net tangible book value per share as of March 31, 2017	$2.21
Increase in as-adjusted net tangible book value per share attributable to purchasers of Common Stock pursuant to the Series K Warrants in this offering	$0.29
Adjusted net tangible book value per share after giving effect to the purchase of Common Stock pursuant to the Series K Warrants in this offering	$2.51
Immediate dilution in net tangible book value per share to purchasers of Common Stock pursuant to the Series K Warrants in this offering	$0.59

Series M Warrants

Exercise price per share for the Series M Warrants	$2.40
Net tangible book value per share as of March 31, 2017	$2.21
Increase in as-adjusted net tangible book value per share attributable to purchasers of Common Stock pursuant to the Series M Warrants in this offering	$0.04
Adjusted net tangible book value per share after giving effect to the purchase of Common Stock pursuant to the Series M Warrants in this offering	$2.25
Immediate dilution in net tangible book value per share to purchasers of Common Stock pursuant to the Series M Warrants in this offering	$0.15

The tables above do not take into account any shares of Common Stock issuable in the future upon the exercise or conversion of currently outstanding derivative securities. We may in the future sell substantial additional amounts of Common Stock or securities convertible into or exercisable for Common Stock. We may also choose to raise additional capital due to market conditions or other strategic considerations even if we believe we have sufficient funds for our current or future operating plans. The issuance of these securities could result in further dilution to our shareholders.

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PLAN OF DISTRIBUTION

From time to time after the date of this prospectus, we will directly offer and issue the shares of Common Stock issuable under the Warrants to the warrant holders upon the exercise of the Warrants in accordance with their terms. For the warrant holders to exercise the Warrants, there must be an effective registration statement and a current prospectus under the Securities Act covering the offering and sale of Common Stock issuable upon the exercise of the Warrants or an available exemption from registration under the Securities Act.

If at any time after the Warrants are exercisable there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the issuance or resale of the shares of our Common Stock issuable upon exercise of the Warrants, the Warrants may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time.

EXPERTS

The consolidated financial statements of Real Goods Solar, Inc. and its subsidiaries, as of and for the years ended December 31, 2015 and December 31, 2016, incorporated in this Prospectus by reference from the Real Goods Solar, Inc. Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and have been incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Common Stock issued upon exercise of the Warrants will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Denver, Colorado.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus and any accompanying prospectus supplement, and information that we file with the SEC subsequent to this prospectus and any accompanying prospectus supplement and prior to the termination of the particular offering referred to in a prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act unless specifically incorporated by reference herein or therein):

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed March 10, 2017 as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed April 11, 2017;

•	Our Quarterly Reports on Form 10-Q for the period ended March 31, 2017, filed May 10, 2017;

•	Our current reports on Form 8-K (including amendments thereto) filed, January 9, 2017, January 24, 2017, January 26, 2017 (other than information furnished pursuant to Item 2.02 and Item 7.01 of Form 8-K), January 30, 2017, January 31, 2017, February 1, 2017 (other than information furnished pursuant to Item 7.01); February 2, 2017, February 6, 2017, February 8, 2017 (other than information furnished pursuant to Item 7.01), February 9, 2017 (other than information furnished pursuant to Item 7.01), February 10, 2017, May 24, 2017, and June 5, 2017; and

•	The description of our Class A common stock contained in our registration statement on Form 8-A filed May 5, 2008 including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

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We also incorporate by reference all documents we subsequently file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or related exhibits of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in this, prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its website.

We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Real Goods Solar, Inc., 110 16th Street, 3rd Floor, Denver, Colorado 80202, (303) 222-8300.

Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.rgsenergy.com with information about our company. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses to be incurred by the registrant in connection with the sale of the securities being registered. Other than the SEC registration fee, the amounts stated are estimates.

SEC Registration Fee	$1,986.51

Legal Fees and Expenses	$13,000.00

Accounting Fees and Expenses	$5,000.00

Printing and Engraving Fees	$3,000.00

Miscellaneous	$2,013.49

Total:	$25,000.00

Item 15. Indemnification of Directors and Officers.

The Colorado Business Corporation Act (the “CBCA”) generally provides that a corporation may indemnify a person made party to a proceeding because the person is or was a director against liability incurred in the proceeding if: the person’s conduct was in good faith; the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the person had no reasonable cause to believe that the person’s conduct was unlawful. The CBCA prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding in which the person was adjudged liable for having derived an improper personal benefit. The CBCA further provides that, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the person in connection with the proceeding. In addition, a director or officer, who is or was a party to a proceeding, may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The CBCA allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

As permitted by the CBCA, the Company’s articles of incorporation and bylaws generally provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the CBCA. In addition, the Company may also indemnify and advance expenses to an officer who is not a director to a greater extent, not inconsistent with public policy, and if provided for by its bylaws, general or specific action of the Company’s board of director or shareholders.

The Company has entered into substantively identical Indemnification Agreements, with certain current and former directors and officers (the “Indemnitees”), which generally provide that, to the fullest extent permitted by Colorado law, the Company shall indemnify such Indemnitee if the Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was or has agreed to serve at the Company’s request as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity or by reason of the imposition upon such officer or director of any federal or state income tax obligation (inclusive of any interest and penalties, if applicable), that is imposed on such officer or director with respect to income, “phantom income,” rescinded or unconsummated transactions, or any other allegedly taxable event for which no benefit was received by such officer or director. The indemnification obligation includes, without limitation, claims for monetary damages against an Indemnitee in respect of an alleged breach of fiduciary duties and generally covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnitee or on an

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Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the Indemnitee acted in good faith; and, in the case of conduct in an official capacity with the corporation, if such conduct was in the Company’s best interests, and, in all other cases, if such conduct was at least not opposed to the Company’s best interests; and, with respect to any criminal action, suit or proceeding, if the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

Section 7-108-402(1) of the CBCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director (except for breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director derived improper personal benefit). Further, Section 7-108-402(2) of the CBCA provides that no director or officer shall be personally liable for any injury to persons or property arising from a tort committed by an employee, unless the director or officer was either personally involved in the situation giving rise to the litigation or committed a criminal offense in connection with such situation.

As permitted by the CBCA, the Company’s articles of incorporation provide that the personal liability of the Company’s directors to the Company or its shareholders is limited to the fullest extent permitted by the CBCA. The Indemnification Agreements described above also provide that the Company’s indemnification obligation includes, without limitation, claims for monetary damages against the Indemnitee in respect of an alleged breach of fiduciary duties to the fullest extent permitted by the CBCA.

Section 7-109-108 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another entity or an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have power to indemnify the person against the same liability under the CBCA.

As permitted by the CBCA, the Company’s bylaws authorize the Company to purchase and maintain such insurance. The Company currently maintains a directors and officers insurance policy insuring its past, present and future directors and officers, within the limits and subject to the limitations of the policy, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

Item 16. Exhibits.

The exhibits listed in the exhibit index immediately following the signature pages are filed as part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ( § 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 7, 2017.

REAL GOODS SOLAR, INC.

By:	/s/ Dennis Lacey
Dennis Lacey
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Lacey and Alan Fine, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) and exhibits to this Registration Statement on Form S-3, and to any registration statement relating to the same offering of securities that are filed pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or theirs or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David L. Belluck	David L. Belluck, Chairman of the Company’s Board of Directors	June 7, 2017
/s/ Dennis Lacey	Dennis Lacey, Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2017
/s/ John Schaeffer	John Schaeffer, Director	June 7, 2017
/s/Robert L. Scott	Robert L. Scott, Director	June 7, 2017
/s/ Ian Bowles	Ian Bowles, Director	June 7, 2017
/s/Alan Fine	Alan Fine, Principal Financial Officer, and Treasurer	June 7, 2017
/s/ Pavel Bouska	Pavel Bouska, Director	June 7, 2017
/s/ Thomas Mannik	Thomas Mannik, Principal Accounting Officer and Controller	June 7, 2017

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EXHIBITS INDEX

Exhibit No.	Description

4.1	Form of Real Goods Solar Class A common stock Certificate (Incorporated by reference to Exhibit 4.1 to Real Goods Solar’s Amendment No. 5 to Registration Statement on Form S-1 filed May 2, 2008 (Commission File No. 333-149092))

4.2	Form of Series A, B, C, D, E Warrant (Incorporated by reference to Exhibit 4.1 to Real Goods Solar, Inc.’s Current Report on Form 8-K filed February 24, 2015 (Commission File No. 001-34044))

4.3	Form of Series F Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 4.1 to Real Goods Solar, Inc.’s Current Report on Form 8-K filed June 26, 2015 (Commission File No. 001-34044))

4.4	Form of Series I Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 4.1 to Real Goods Solar, Inc.’s Current Report on Form 8-K filed December 13, 2016 (Commission File No. 001-34044))

4.5	Form of Series K Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 4.1 to Real Goods Solar, Inc.’s Current Report on Form 8-K filed February 2, 2017 (Commission File No. 001-34044))

4.6	Series M Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 4.1 to Real Goods Solar, Inc.’s Current Report on Form 8-K/A filed February 15, 2017 (Commission File No. 001-34044))

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP (filed herewith)

10.1	Securities Purchase Agreement, dated February 23, 2015, between Real Goods Solar, Inc. and the investor party thereto (Incorporated by reference to Exhibit 10.1 to Real Goods Solar’s Current Report on Form 8-K filed February 23, 2015 (Commission File No. 001-34044))

10.2	Securities Purchase Agreement, dated June 26, 2015, between Real Goods Solar, Inc. and the investors party thereto (Incorporated by reference to Exhibit 10.1 to Real Goods Solar’s Current Report on Form 8-K filed June 26, 2015 (Commission File No. 001-34044))

10.3	Securities Purchase Agreement, dated December 8, 2016, between Real Goods Solar, Inc. and the investors party thereto (Incorporated by reference to Exhibit 10.1 to Real Goods Solar’s Current Report on Form 8-K filed December 13, 2016 (Commission File No. 001-34044))

10.4	Securities Purchase Agreement, dated February 1, 2017, between Real Goods Solar, Inc. and the investors party thereto (Incorporated by reference to Exhibit 10.1 to Real Goods Solar’s Current Report on Form 8-K filed February 2, 2017 (Commission File No. 001-34044))

10.5	Securities Purchase Agreement, dated February 7, 2017, between Real Goods Solar, Inc. and the investors party thereto (Incorporated by reference to Exhibit 10.1 to Real Goods Solar’s Current Report on Form 8-K filed February 8, 2017 (Commission File No. 001-34044))

23.1†	Consent of Hein & Associates LLP

23.2†	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)

24.1†	Power of Attorney (included on the signature page to this Registration Statement)

†      Filed herewith